February 19, 2026

United States Securities and Exchange

Commission Office of the Chief Accountant

100 F Street, N.E.

Washington, D.C.

20549

Dear Sirs/Madams,

Re: ESG, INC.

We have read the statements under item 4.01 in Form 8-K dated February 18, 2026, of ESG, Inc. to be filed with the Securities and Exchange Commission and we agree with such statements therein as related to our firm.

Regards,

Yours faithfully,

For: Boladale Lawal & Co

/S/ Boladale Lawal FCA
Managing Partner/CEO